Exhibit 99.1

News Release
Contacts:
Thomas Joyce	Judith T. Murphy
Media	Investors/Analysts
(612) 303-3167	(612) 303-0783

U.S. BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2011 EARNINGS

Results Driven by Record Total Net Revenue and Lower Credit Costs

MINNEAPOLIS, January 18, 2012 — U.S. Bancorp (NYSE: USB) today reported net income of $1,350 million for the fourth quarter of 2011, or $.69 per diluted common share. Earnings for the fourth quarter of 2011 were driven by year-over-year growth in total net revenue and a lower provision for credit losses. Included in the fourth quarter of 2011 results were a $263 million gain from the settlement of litigation related to the termination of a merchant processing referral agreement (“merchant settlement gain”) and a $130 million expense accrual related to mortgage servicing matters. On a net basis, these two items increased fourth quarter 2011 diluted earnings per common share by $.05. Highlights for the fourth quarter of 2011 included:

➢	Strong new lending activity of $70.0 billion (17.6 percent increase on a linked quarter basis) during the fourth quarter, including:

•	$21.5 billion of new commercial and commercial real estate commitments

•	$21.7 billion of commercial and commercial real estate commitment renewals

•	$2.3 billion of lines related to new credit card accounts

•	$24.5 billion of mortgage and other retail originations

➢	Growth in average total loans of 5.9 percent (5.5 percent excluding acquisitions) over the fourth quarter of 2010

•	Growth in average total loans of 2.4 percent on a linked quarter basis, including average total commercial loan growth of 5.6 percent

•	Growth in average total loans, excluding covered loans, of 8.5 percent over the fourth quarter of 2010 and 3.0 percent over the prior quarter

•	Growth in average total commercial loans of 15.8 percent over the fourth quarter of 2010 (15.6 percent excluding acquisitions)

•	Growth in quarterly average commercial and commercial real estate commitments of 21.1 percent year-over-year and 7.2 percent over the prior quarter

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

➢	Significant growth in average deposits of 17.3 percent (11.7 percent excluding acquisitions) over the fourth quarter of 2010, including:

•	Growth in average noninterest-bearing deposits of 48.2 percent (44.1 percent excluding acquisitions)

•	Growth in average total savings deposits of 11.6 percent (4.6 percent excluding acquisitions)

•	Growth in average total deposits of 3.7 percent on a linked quarter basis, including an 8.6 percent increase in noninterest-bearing deposits

➢	Total net revenue growth of 8.1 percent over the fourth quarter of 2010 (6.4 percent growth on a linked quarter basis)

➢	Net interest income growth of 7.0 percent over the fourth quarter of 2010 (1.9 percent growth on a linked quarter basis)

•	Average earning assets growth of 13.6 percent year-over-year, including a planned increase in the investment securities portfolio

•	Average earning assets growth of 3.1 percent on a linked quarter basis, including planned growth in the investment securities portfolio

•	Exceptionally strong growth in lower cost core deposit funding

•	Net interest margin of 3.60 percent for the fourth quarter of 2011, compared with 3.83 percent for the fourth quarter of 2010, and 3.65 percent for the third quarter of 2011

➢	Year-over-year growth in fee-based revenue, driven by:

•	Higher mortgage banking revenue (21.2 percent)

•	Higher deposit service charges (18.8 percent)

•	Higher merchant processing revenue (17.0 percent)

•	Higher commercial products revenue (5.8 percent)

➢	Net charge-offs and nonperforming assets declined on a linked quarter basis. Provision for credit losses was $125 million less than net charge-offs.

•	Net charge-offs declined 7.0 percent from the third quarter of 2011

•	Nonperforming assets (excluding covered assets) decreased 15.2 percent from the third quarter of 2011 (13.0 percent including covered assets)

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

•	Allowance to nonperforming assets (excluding covered assets) was 191 percent at December 31, 2011, compared with 166 percent at September 30, 2011, and 162 percent at December 31, 2010

•	Allowance to period-end loans (excluding covered loans) was 2.52 percent at December 31, 2011, compared with 2.66 percent at September 30, 2011, and 3.03 percent at December 31, 2010

➢	Strong capital generation continues to fortify capital position; ratios at December 31, 2011 were:

•	Tier 1 common equity ratio of 8.6 percent

•	Tier 1 capital ratio of 10.8 percent

•	Total risk based capital ratio of 13.3 percent

•	Tier 1 common equity ratio of 8.2 percent under anticipated Basel III guidelines

•	Repurchased 6 million shares of common stock during the current quarter

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)	4Q 2011	3Q 2011	4Q 2010	Percent Change 4Q11 vs 3Q11	Percent Change 4Q11 vs 4Q10	Full Year 2011	Full Year 2010	Percent Change
Net income attributable to U.S. Bancorp	$1,350	$1,273	$974	6.0	38.6	$4,872	$3,317	46.9
Diluted earnings per common share	$.69	$.64	$.49	7.8	40.8	$2.46	$1.73	42.2
Return on average assets (%)	1.62	1.57	1.31			1.53	1.16
Return on average common equity (%)	16.8	16.1	13.7			15.8	12.7
Net interest margin (%)	3.60	3.65	3.83			3.65	3.88
Efficiency ratio (%)	52.7	51.5	52.5			51.8	51.5
Tangible efficiency ratio (%) (a)	51.3	50.0	50.6			50.2	49.5
Dividends declared per common share	$.125	$.125	$.050	—	nm	$.500	$.200	nm
Book value per common share (period-end)	$16.43	$16.01	$14.36	2.6	14.4

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,350 million for the fourth quarter of 2011, 38.6 percent higher than the $974 million for the fourth quarter of 2010 and 6.0 percent higher than the $1,273 million for the third quarter of 2011. Diluted earnings per common share of $.69 in the fourth quarter of 2011 were $.20 higher than the fourth quarter of 2010 and $.05 higher than the previous quarter. Return on average assets

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

and return on average common equity were 1.62 percent and 16.8 percent, respectively, for the fourth quarter of 2011, compared with 1.31 percent and 13.7 percent, respectively, for the fourth quarter of 2010. Notable items in the fourth quarter of 2011 included a $263 million merchant settlement gain, partially offset by a $130 million accrual related to mortgage servicing matters, which together increased diluted earnings per common share for the current quarter by $.05. Fourth quarter of 2010 results included a $103 million gain ($41 million after tax) from the exchange of the Company’s long-term asset management business for an equity interest in Nuveen Investments and cash consideration (“Nuveen gain”), which increased fourth quarter of 2010 diluted earnings per common share by $.02. Additionally, the provision for credit losses for the fourth quarter of 2011 was $125 million lower than net charge-offs, compared with a provision for credit losses that was $150 million lower than net charge-offs for the third quarter of 2011 and $25 million lower than net charge-offs for the fourth quarter of 2010.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Throughout 2011, we remained focused on execution—prudently managing our businesses, investing in our franchise and producing consistent, solid growth and earnings. Today, I am very proud to report our fourth quarter and full year 2011 results, as they reflect the advantages derived from our diversified business model and, importantly, our ability to successfully implement our strategy and accomplish our goals. Diluted earnings per common share of $.69 for the quarter and $2.46 for the year were 40.8 percent and 42.2 percent higher, respectively, than the prior year’s comparable periods, and I am especially pleased to say that we achieved record earnings for full year 2011. Earnings for the quarter and 2011 were driven by record revenue, reduced credit costs and our on-going dedication to operating efficiency. Fourth quarter return on average assets of 1.62 percent and return on average common equity of 16.8 percent are industry leading, and were achieved despite the continuing headwinds of the slow recovery and elevated credit and regulatory costs. In fact, the benefits of our diversified business model were particularly evident this quarter, as our expanding fee-based and balance sheet businesses helped to mitigate the unfavorable impact of recent debit card interchange reductions.

“Once again, we experienced strong growth in average loans and deposits. Average total loans grew by 2.4 percent on a linked quarter basis and included a strong 5.6 percent increase in average total commercial loans. Additionally, commercial and commercial real estate commitments grew by 7.2 percent in the fourth quarter over the third quarter, further solidifying our prospects for growth in 2012. Average deposits also

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

showed strong growth on a year-over-year and linked quarter basis, as our Company continued to benefit from the flight to quality and our customers’ trust in our ability to meet their financial objectives.

“Credit quality continued to improve this quarter, with both net charge-offs and nonperforming assets lower than the prior quarter. We expect that nonperforming assets will decline in the coming quarter as the economy slowly improves. Net charge-offs, at 1.19 percent of average loans outstanding in the fourth quarter, will also continue to improve over time, but at a slower pace, as we approach our predicted “through the cycle” net charge-off ratio of 1.0 percent.

“Our Company generates a considerable amount of capital each and every quarter. At December 31st, our Tier 1 common equity ratio under anticipated Basel III capital guidelines was 8.2 percent—well above the 7 percent minimum required. The capital we generated in the fourth quarter supported both balance sheet growth and investments in our businesses. In addition, we were able to return 29 percent of our earnings to shareholders through dividends and buybacks. Earlier this month we submitted our 2012 Comprehensive Capital Plan to the Federal Reserve and will receive the results by March 15th. We expect to “pass” the assessment, and we look forward to moving closer to our long-term goal of returning a majority of our earnings to shareholders in the form of dividends and buybacks. As I have said in the past, raising the dividend is a top priority for our senior management and Board of Directors, and our shareholders deserve to be rewarded for their investment in our Company.

“Our Company’s exceptional performance this year was the direct result of the dedication and hard work of our more than 62,000 remarkable employees. They are engaged and committed to delivering high quality products and services to our customers, while actively serving and supporting the communities in which they live and work. Our talented leaders have been instrumental in our ability to successfully manage the Company through the current economic, regulatory and competitive challenges, while positioning us to grow and succeed in the coming years. I want to take this opportunity to thank all of our employees and to let them know how exceedingly proud and grateful I am for their many contributions and support.

“We ended 2011 where we began—in an industry-leading position of strength. Throughout 2011, we continued to carefully manage and invest in our businesses, grow our workforce and support our communities. We continued to lend and grow our market share. We continued to innovate and deliver the financial products and services that our customers need and want. The result is that our Company is stronger than it was a year ago and very well “positioned to win” in 2012 and beyond for the benefit of our customers, employees, communities and, importantly, our shareholders.”

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

INCOME STATEMENT HIGHLIGHTS								Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)	4Q 2011	3Q 2011	4Q 2010	Percent Change 4Q11 vs 3Q11	Percent Change 4Q11 vs 4Q10	Full Year 2011	Full Year 2010	Percent Change
Net interest income	$2,673	$2,624	$2,499	1.9	7.0	$10,348	$9,788	5.7
Noninterest income	2,431	2,171	2,222	12.0	9.4	8,760	8,360	4.8

Total net revenue	5,104	4,795	4,721	6.4	8.1	19,108	18,148	5.3
Noninterest expense	2,696	2,476	2,485	8.9	8.5	9,911	9,383	5.6

Income before provision and taxes	2,408	2,319	2,236	3.8	7.7	9,197	8,765	4.9
Provision for credit losses	497	519	912	(4.2)	(45.5)	2,343	4,356	(46.2)

Income before taxes	1,911	1,800	1,324	6.2	44.3	6,854	4,409	55.5
Taxable-equivalent adjustment	56	58	53	(3.4)	5.7	225	209	7.7
Applicable income taxes	527	490	315	7.6	67.3	1,841	935	96.9

Net income	1,328	1,252	956	6.1	38.9	4,788	3,265	46.6
Net (income) loss attributable to noncontrolling interests	22	21	18	4.8	22.2	84	52	61.5

Net income attributable to U.S. Bancorp	$1,350	$1,273	$974	6.0	38.6	$4,872	$3,317	46.9

Net income applicable to U.S. Bancorp common shareholders	$1,314	$1,237	$951	6.2	38.2	$4,721	$3,332	41.7

Diluted earnings per common share	$.69	$.64	$.49	7.8	40.8	$2.46	$1.73	42.2

Net income attributable to U.S. Bancorp for the fourth quarter of 2011 was $376 million (38.6 percent) higher than the fourth quarter of 2010 and $77 million (6.0 percent) higher than the third quarter of 2011. The increase in net income year-over-year and on a linked quarter basis was principally the result of growth in total net revenue, driven by increases in both net interest income and fee-based revenue, and a lower provision for credit losses. These positive variances were partially offset by an increase in total noninterest expense.

Total net revenue on a taxable-equivalent basis for the fourth quarter of 2011 was $5,104 million; $383 million (8.1 percent) higher than the fourth quarter of 2010, reflecting a 7.0 percent increase in net interest income and a 9.4 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of an increase in average earning assets and continued growth in lower cost core deposit funding. Noninterest income increased year-over-year, primarily due to higher mortgage banking revenue, deposit services charges, merchant processing revenue, commercial products revenue and the impact of the merchant settlement gain, partially offset by a reduction in debit card interchange fees as a result of recent legislation. Total net revenue on a taxable-equivalent basis was $309 million (6.4 percent) higher on a linked quarter basis, due to a 1.9 percent increase in net interest income and a 12.0 percent

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

increase in total noninterest income, driven by higher mortgage banking revenue and the merchant settlement gain, partly offset by the reduction in debit card interchange fees.

Total noninterest expense in the fourth quarter of 2011 was $2,696 million; $211 million (8.5 percent) higher than the fourth quarter of 2010 and $220 million (8.9 percent) higher than the third quarter of 2011. The increase in total noninterest expense year-over-year was primarily due to higher compensation expense, employee benefits costs, professional services expense and the accrual for mortgage servicing matters. The increase in total noninterest expense on a linked quarter basis was driven by increased compensation expense, professional services expense and the accrual for mortgage servicing matters.

The Company’s provision for credit losses declined from a year ago and on a linked quarter basis. The provision for credit losses for the fourth quarter of 2011 was $497 million, $22 million lower than the third quarter of 2011 and $415 million lower than the fourth quarter of 2010. The provision for credit losses was lower than net charge-offs by $125 million in the fourth quarter of 2011, $150 million in the third quarter of 2011, and $25 million in the fourth quarter of 2010. Net charge-offs in the fourth quarter of 2011 were $622 million, compared with $669 million in the third quarter of 2011, and $937 million in the fourth quarter of 2010. Given current economic conditions, the Company expects the level of net charge-offs to be down modestly in the first quarter of 2012.

Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company. Excluding covered assets, nonperforming assets were $2,574 million at December 31, 2011, $3,036 million at September 30, 2011, and $3,351 million at December 31, 2010. The decline on a year-over-year basis was led by a reduction in commercial and commercial real estate nonperforming assets. Notably, commercial mortgage and construction and development nonperforming assets declined by $394 million (30.5 percent), as the Company continued to resolve and reduce exposure to these problem assets. On a linked quarter basis, there was improvement in a majority of the portfolios, reflecting the stabilizing economy. While showing improvement on a linked quarter basis, there continues to be stress in the residential mortgage portfolio due to the decline in home values. Covered nonperforming assets were $1,200 million at December 31, 2011, $1,303 million at September 30, 2011, and $1,697 million at December 31, 2010. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 2.52 percent at December 31, 2011, compared with 2.66 percent at September 30, 2011, and 3.03 percent at December 31, 2010. The ratio of the allowance for credit losses to period-end loans, including covered

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

loans, was 2.39 percent at December 31, 2011, compared with 2.53 percent at September 30, 2011, and 2.81 percent at December 31, 2010. The Company expects total nonperforming assets to trend lower in the first quarter of 2012.

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)	4Q 2011	3Q 2011	4Q 2010	Change 4Q11 vs 3Q11	Change 4Q11 vs 4Q10	Full Year 2011	Full Year 2010	Change
Components of net interest income
Income on earning assets	$3,278	$3,258	$3,148	$20	$130	$12,870	$12,375	$495
Expense on interest-bearing liabilities	605	634	649	(29)	(44)	2,522	2,587	(65)

Net interest income	$2,673	$2,624	$2,499	$49	$174	$10,348	$9,788	$560

Average yields and rates paid
Earning assets yield	4.42%	4.53%	4.82%	(.11)%	(.40)%	4.54%	4.91%	(.37)%
Rate paid on interest-bearing liabilities	1.08	1.15	1.21	(.07)	(.13)	1.14	1.24	(.10)

Gross interest margin	3.34%	3.38%	3.61%	(.04)%	(.27)%	3.40%	3.67%	(.27)%

Net interest margin	3.60%	3.65%	3.83%	(.05)%	(.23)%	3.65%	3.88%	(.23)%

Average balances
Investment securities (a)	$68,801	$66,252	$49,790	$2,549	$19,011	$63,645	$47,763	$15,882
Loans	207,047	202,169	195,484	4,878	11,563	201,427	193,022	8,405
Earning assets	295,114	286,269	259,859	8,845	35,255	283,290	252,042	31,248
Interest-bearing liabilities	222,075	218,969	212,308	3,106	9,767	221,690	209,113	12,577
Net free funds (b)	73,039	67,300	47,551	5,739	25,488	61,600	42,929	18,671

(a)	Excludes unrealized gain (loss)
(b)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities less non-earning assets.

Net Interest Income

Net interest income on a taxable-equivalent basis in the fourth quarter of 2011 was $2,673 million, compared with $2,499 million in the fourth quarter of 2010, an increase of $174 million (7.0 percent). The increase was principally the result of growth in average earning assets and growth in lower cost core deposit funding. Average earning assets were $35.3 billion (13.6 percent) higher than the fourth quarter of 2010, driven by increases of $19.0 billion (38.2 percent) in average investment securities, $11.6 billion (5.9 percent) in total average loans and $6.3 billion (95.4 percent) in average other earning assets, which primarily reflected an increase in cash balances held at the Federal Reserve. Net interest income increased $49 million (1.9 percent) on a linked quarter basis, due to growth in average earning assets, including lower

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

yielding investment securities, total average loans and loans held for sale. The net interest margin was 3.60 percent in the fourth quarter of 2011, compared with 3.83 percent in the fourth quarter of 2010, and 3.65 percent in the third quarter of 2011. The expected decline in the net interest margin year-over-year reflected higher balances in lower yielding investment securities and cash balances held at the Federal Reserve, compared with the fourth quarter of 2010. On a linked quarter basis, the expected decline in net interest margin primarily reflected the impact of the continued growth in lower yielding investment securities.

AVERAGE LOANS								Table 4
($ in millions)	4Q 2011	3Q 2011	4Q 2010	Percent Change 4Q11 vs 3Q11	Percent Change 4Q11 vs 4Q10	Full Year 2011	Full Year 2010	Percent Change
Commercial	$49,437	$46,484	$41,700	6.4	18.6	$45,706	$40,840	11.9
Lease financing	5,834	5,860	6,012	(.4)	(3.0)	5,910	6,188	(4.5)

Total commercial	55,271	52,344	47,712	5.6	15.8	51,616	47,028	9.8

Commercial mortgages	29,403	28,979	26,750	1.5	9.9	28,636	25,956	10.3
Construction and development	6,399	6,590	7,827	(2.9)	(18.2)	6,878	8,313	(17.3)

Total commercial real estate	35,802	35,569	34,577	.7	3.5	35,514	34,269	3.6

Residential mortgages	36,256	34,026	29,659	6.6	22.2	33,711	27,704	21.7

Credit card	16,271	16,057	16,403	1.3	(.8)	16,084	16,403	(1.9)

Retail leasing	5,150	5,097	4,459	1.0	15.5	4,928	4,405	11.9
Home equity and second mortgages	18,281	18,510	19,119	(1.2)	(4.4)	18,555	19,285	(3.8)
Other	24,901	24,773	24,983	.5	(.3)	24,716	23,996	3.0

Total other retail	48,332	48,380	48,561	(.1)	(.5)	48,199	47,686	1.1

Total loans, excluding covered loans	191,932	186,376	176,912	3.0	8.5	185,124	173,090	7.0

Covered loans	15,115	15,793	18,572	(4.3)	(18.6)	16,303	19,932	(18.2)

Total loans	$207,047	$202,169	$195,484	2.4	5.9	$201,427	$193,022	4.4

Total average loans were $11.6 billion (5.9 percent) higher in the fourth quarter of 2011 than the fourth quarter of 2010, driven by growth in total commercial loans (15.8 percent), residential mortgages (22.2 percent) and total commercial real estate loans (3.5 percent). These increases were partially offset by declines in credit card balances (.8 percent) total other retail (.5 percent) and covered loans (18.6 percent). Total average loans, excluding covered loans, were higher by 8.5 percent year-over-year. Total average loans were $4.9 billion (2.4 percent) higher in the fourth quarter of 2011 than the third quarter of 2011, with increases in a majority of loan categories, including, total commercial loans (5.6 percent), residential mortgages (6.6 percent), credit cards (1.3 percent) and total commercial real estate loans (.7 percent).

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

Excluding covered loans, total average loans grew by 3.0 percent on a linked quarter basis. The increases were driven by demand for loans and lines by new and existing credit-worthy borrowers. In late December, the Company purchased approximately $700 million of consumer credit cards ($85 million impact on the current quarter average).

Average investment securities in the fourth quarter of 2011 were $19.0 billion (38.2 percent) higher year-over-year and $2.5 billion (3.8 percent) higher than the prior quarter. The increases over the prior year and linked quarter were primarily due to purchases of U.S. Treasury and government agency-backed securities, as the Company continued to move liquidity on-balance sheet.

AVERAGE DEPOSITS								Table 5
($ in millions)	4Q 2011	3Q 2011	4Q 2010	Percent Change 4Q11 vs 3Q11	Percent Change 4Q11 vs 4Q10	Full Year 2011	Full Year 2010	Percent Change
Noninterest-bearing deposits	$63,640	$58,606	$42,950	8.6	48.2	$53,856	$40,162	34.1
Interest-bearing savings deposits
Interest checking	44,287	41,042	41,920	7.9	5.6	42,827	40,184	6.6
Money market savings	45,200	44,623	39,585	1.3	14.2	45,119	39,679	13.7
Savings accounts	27,693	27,042	23,470	2.4	18.0	26,654	20,903	27.5

Total of savings deposits	117,180	112,707	104,975	4.0	11.6	114,600	100,766	13.7
Time certificates of deposit less
than $100,000	15,068	15,251	15,212	(1.2)	(.9)	15,237	16,628	(8.4)
Time deposits greater than $100,000	27,430	28,805	27,176	(4.8)	.9	29,466	27,165	8.5

Total interest-bearing deposits	159,678	156,763	147,363	1.9	8.4	159,303	144,559	10.2

Total deposits	$223,318	$215,369	$190,313	3.7	17.3	$213,159	$184,721	15.4

Average total deposits for the fourth quarter of 2011 were $33.0 billion (17.3 percent) higher than the fourth quarter of 2010. Noninterest-bearing deposits increased $20.7 billion (48.2 percent) year-over-year, with growth in the average balances in a majority of the lines of business including Wholesale Banking, Wealth Management and Securities Services and Consumer and Small Business Banking. Average total savings deposits were $12.2 billion (11.6 percent) higher year-over-year, the result of growth in corporate and institutional trust balances, including the impact of the December 30, 2010, acquisition of the securitization trust administration business of Bank of America, N.A. (“securitization trust administration acquisition”), as well as an increase in Consumer and Small Business Banking average balances, partially

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

offset by lower broker-dealer average balances. Average time certificates of deposit less than $100,000 and time deposits greater than $100,000, were flat to the prior year.

Average total deposits increased $7.9 billion (3.7 percent) over the third quarter of 2011. Noninterest-bearing deposits increased $5.0 billion (8.6 percent), principally due to higher Wholesale Banking, Consumer and Small Business and corporate trust average balances. Total average savings deposits increased $4.5 billion (4.0 percent) on a linked quarter basis due to higher corporate and institutional trust and Consumer and Small Business Banking average balances. Average time deposits less than $100,000 remained relatively unchanged, while average time deposits over $100,000 were $1.4 billion (4.8 percent) lower on a linked quarter basis, due to lower institutional trust average balances and wholesale funding decisions.

NONINTEREST INCOME								Table 6
($ in millions)	4Q 2011	3Q 2011	4Q 2010	Percent Change 4Q11 vs 3Q11	Percent Change 4Q11 vs 4Q10	Full Year 2011	Full Year 2010	Percent Change
Credit and debit card revenue	$231	$289	$293	(20.1)	(21.2)	$1,073	$1,091	(1.6)
Corporate payment products revenue	171	203	173	(15.8)	(1.2)	734	710	3.4
Merchant processing services	378	338	323	11.8	17.0	1,355	1,253	8.1
ATM processing services	111	115	105	(3.5)	5.7	452	423	6.9
Trust and investment management fees	245	241	282	1.7	(13.1)	1,000	1,080	(7.4)
Deposit service charges	171	183	144	(6.6)	18.8	659	710	(7.2)
Treasury management fees	133	137	134	(2.9)	(.7)	551	555	(.7)
Commercial products revenue	220	212	208	3.8	5.8	841	771	9.1
Mortgage banking revenue	303	245	250	23.7	21.2	986	1,003	(1.7)
Investment products fees and commissions	31	31	29	—	6.9	129	111	16.2
Securities gains (losses), net	(9)	(9)	(14)	—	35.7	(31)	(78)	60.3
Other	446	186	295	nm	51.2	1,011	731	38.3

Total noninterest income	$2,431	$2,171	$2,222	12.0	9.4	$8,760	$8,360	4.8

Noninterest Income

Fourth quarter noninterest income was $2,431 million; $209 million (9.4 percent) higher than the fourth quarter of 2010 and $260 million (12.0 percent) higher than the third quarter of 2011. The year-over-year growth in noninterest income included a $27 million (18.8 percent) increase in deposit service charges, reflecting product redesign initiatives, as well as higher transaction volume and account growth. Commercial products revenue was $12 million (5.8 percent) higher, as a result of higher syndication fees and

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

other commercial loan fees. Mortgage banking revenue increased $53 million (21.2 percent) over the same quarter of last year, principally due to higher origination and sales revenue. In addition, other income increased $151 million (51.2 percent), primarily due to the merchant settlement gain, partially offset by the impact of the fourth quarter of 2010 Nuveen gain. Offsetting these positive variances was a $9 million (1.1 percent) decrease in payments-related revenue as an increase in merchant processing revenue, primarily due to increased volume, new business initiatives including new fees for required tax reporting, legislative-mitigation efforts and the reversal of an accrual for a revenue sharing agreement termination, was more than offset by a decline in credit and debit card revenue due to the impact of legislative-related changes to debit card interchange fees. Trust and investment management fees decreased $37 million (13.1 percent), primarily due to the sale of the long-term asset management business to Nuveen Investments at the end of the fourth quarter of 2010 and money market investment fee waivers. This decline was partially offset by the positive impact of the securitization trust administration acquisition and improved market conditions.

Noninterest income was $260 million (12.0 percent) higher in the fourth quarter of 2011 than the third quarter of 2011, principally due to an increase in mortgage banking revenue of $58 million (23.7 percent) as the result of higher origination and sales revenue, an increase in other income due to the merchant settlement gain and a gain related to the Company’s investment in Visa Inc. (NYSE: V) (“Visa gain”). Payments-related revenue decreased $50 million (6.0 percent), driven by seasonally lower transaction volumes in corporate payment products and lower credit and debit card revenue, the result of legislative-related reductions in debit card interchange fees. Partially offsetting these unfavorable variances was an 11.8 percent increase in merchant processing revenue. Deposit service charges decreased $12 million (6.6 percent) on a linked quarter basis, principally due to seasonality and lower transaction volumes.

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

NONINTEREST EXPENSE								Table 7
($ in millions)	4Q 2011	3Q 2011	4Q 2010	Percent Change 4Q11 vs 3Q11	Percent Change 4Q11 vs 4Q10	Full Year 2011	Full Year 2010	Percent Change
Compensation	$1,057	$1,021	$999	3.5	5.8	$4,041	$3,779	6.9
Employee benefits	202	203	171	(.5)	18.1	845	694	21.8
Net occupancy and equipment	249	252	237	(1.2)	5.1	999	919	8.7
Professional services	131	100	97	31.0	35.1	383	306	25.2
Marketing and business development	112	102	106	9.8	5.7	369	360	2.5
Technology and communications	195	189	187	3.2	4.3	758	744	1.9
Postage, printing and supplies	77	76	78	1.3	(1.3)	303	301	.7
Other intangibles	74	75	89	(1.3)	(16.9)	299	367	(18.5)
Other	599	458	521	30.8	15.0	1,914	1,913	.1

Total noninterest expense	$2,696	$2,476	$2,485	8.9	8.5	$9,911	$9,383	5.6

Noninterest Expense

Noninterest expense in the fourth quarter of 2011 totaled $2,696 million, an increase of $211 million (8.5 percent) over the fourth quarter of 2010, and a $220 million (8.9 percent) increase over the third quarter of 2011. The increase in noninterest expense over the same quarter of last year was principally due to the accrual for mortgage servicing matters in other expense, and increased compensation, employee benefits, net occupancy and equipment and professional services expense, partially offset by a decrease in other intangibles expense. Compensation and employee benefits expense increased over the prior year by $58 million (5.8 percent) and $31 million (18.1 percent), respectively. The increase in compensation expense was primarily the result of growth in staffing related to branch expansion and other business initiatives, in addition to merit increases. Employee benefits expense increased due to higher pension costs and the impact of additional staffing. Net occupancy and equipment expense increased by $12 million (5.1 percent) year-over-year largely due to business expansion and technology initiatives, while professional services expense was $34 million (35.1 percent) higher year-over-year as a result of mortgage servicing-related projects. Other expense increased $78 million (15.0 percent) due to the accrual for mortgage servicing matters, which was partially offset by lower costs related to insurance and litigation. These unfavorable variances were partly offset by a decrease in other intangibles expense of $15 million (16.9 percent) due to the reduction or completion of the amortization of certain intangibles.

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

Noninterest expense was $220 million (8.9 percent) higher than the third quarter of 2011. Compensation expense increased by $36 million (3.5 percent), principally due to additions to staff and higher incentives related to the Company’s improved financial results. Professional services expense was higher on a linked quarter basis by $31 million (31.0 percent) as a result of mortgage servicing-related projects and seasonally higher expenses, while marketing and business development expense was higher by $10 million (9.8 percent) due to an increase in the contribution to the Company’s charitable foundation. In addition, other expense was $141 million (30.8 percent) more than the previous quarter, principally due to an accrual for mortgage servicing matters.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2011 resulted in a tax rate on a taxable-equivalent basis of 30.5 percent (effective tax rate of 28.4 percent), compared with 27.8 percent (effective tax rate of 24.8 percent) in the fourth quarter of 2010 and 30.4 percent (effective tax rate of 28.1 percent) in the third quarter of 2011. The increase in the effective tax rate year-over-year primarily reflected the marginal impact of higher pretax earnings.

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

ALLOWANCE FOR CREDIT LOSSES					Table 8
($ in millions)	4Q 2011	3Q 2011	2Q 2011	1Q 2011	4Q 2010
Balance, beginning of period	$5,190	$5,308	$5,498	$5,531	$5,540

Net charge-offs
Commercial	51	90	83	125	117
Lease financing	21	9	13	14	17

Total commercial	72	99	96	139	134
Commercial mortgages	37	68	64	40	90
Construction and development	47	57	100	85	129

Total commercial real estate	84	125	164	125	219

Residential mortgages	119	122	119	129	131

Credit card	193	178	216	247	275
Retail leasing	—	(1)	—	1	1
Home equity and second mortgages	77	74	76	81	83
Other	75	69	71	81	91

Total other retail	152	142	147	163	175

Total net charge-offs, excluding covered loans	620	666	742	803	934
Covered loans	2	3	5	2	3

Total net charge-offs	622	669	747	805	937
Provision for credit losses	497	519	572	755	912
Net change for credit losses to be reimbursed by the FDIC	(51)	32	(15)	17	16

Balance, end of period	$5,014	$5,190	$5,308	$5,498	$5,531

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$4,678	$4,823	$4,977	$5,161	$5,218
Allowance for credit losses to be reimbursed by the FDIC	75	127	94	109	92
Liability for unfunded credit commitments	261	240	237	228	221

Total allowance for credit losses	$5,014	$5,190	$5,308	$5,498	$5,531

Gross charge-offs	$718	$762	$850	$899	$1,035
Gross recoveries	$96	$93	$103	$94	$98

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.52	2.66	2.83	2.97	3.03
Nonperforming loans, excluding covered loans	228	196	188	180	192
Nonperforming assets, excluding covered assets	191	166	159	154	162

Period-end loans	2.39	2.53	2.66	2.78	2.81
Nonperforming loans	163	145	140	133	136
Nonperforming assets	133	120	114	110	110

Credit Quality

Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions stabilized. The allowance for credit losses was $5,014 million at December 31, 2011, compared with $5,190 million at September 30, 2011, and $5,531 million at December 31, 2010. Total net

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

charge-offs in the fourth quarter of 2011 were $622 million, compared with $669 million in the third quarter of 2011 and $937 million in the fourth quarter of 2010. The decrease in total net charge-offs was principally due to improvement in the commercial and commercial real estate portfolios, compared with the third quarter of 2011. The Company recorded $497 million of provision for credit losses, $125 million less than net charge-offs, during the fourth quarter of 2011. The allowance for credit losses reimbursable by the FDIC decreased to $75 million at December 31, 2011.

Commercial and commercial real estate loan net charge-offs decreased to $156 million in the fourth quarter of 2011 (.68 percent of average loans outstanding), compared with $224 million (1.01 percent of average loans outstanding) in the third quarter of 2011 and $353 million (1.70 percent of average loans outstanding) in the fourth quarter of 2010. The decrease primarily reflected efforts to resolve and reduce exposure to problem assets in these portfolios.

Residential mortgage loan net charge-offs remained relatively stable at $119 million (1.30 percent of average loans outstanding) in the fourth quarter of 2011, compared with $122 million (1.42 percent of average loans outstanding) in the third quarter of 2011 and $131 million (1.75 percent of average loans outstanding) in the fourth quarter of 2010. Credit card loan net charge-offs increased to $193 million (4.71 percent of average loans outstanding) in the fourth quarter of 2011 from $178 million (4.40 percent of average loans outstanding) in the third quarter of 2011, partially due to seasonal impacts. Credit card loan net charge-offs were lower, however, than the $275 million (6.65 percent of average loans outstanding) in the fourth quarter of 2010. Total other retail loan net charge-offs were $152 million (1.25 percent of average loans outstanding) in the fourth quarter of 2011, seasonally higher than the $142 million (1.16 percent of average loans outstanding) in the third quarter of 2011, but lower than the $175 million (1.43 percent of average loans outstanding) in the fourth quarter of 2010.

The ratio of the allowance for credit losses to period-end loans was 2.39 percent (2.52 percent excluding covered loans) at December 31, 2011, compared with 2.53 percent (2.66 percent excluding covered loans) at September 30, 2011, and 2.81 percent (3.03 percent excluding covered loans) at December 31, 2010. The ratio of the allowance for credit losses to nonperforming loans was 163 percent (228 percent excluding covered loans) at December 31, 2011, compared with 145 percent (196 percent excluding covered loans) at September 30, 2011, and 136 percent (192 percent excluding covered loans) at December 31, 2010.

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

CREDIT RATIOS					Table 9
(Percent)	4Q 2011	3Q 2011	2Q 2011	1Q 2011	4Q 2010
Net charge-offs ratios (a)
Commercial	.41	.77	.75	1.19	1.11
Lease financing	1.43	.61	.88	.94	1.12
Total commercial	.52	.75	.77	1.16	1.11

Commercial mortgages	.50	.93	.90	.59	1.33
Construction and development	2.91	3.43	5.67	4.61	6.54
Total commercial real estate	.93	1.39	1.85	1.44	2.51

Residential mortgages	1.30	1.42	1.46	1.65	1.75

Credit card (b)	4.71	4.40	5.45	6.21	6.65

Retail leasing	—	(.08)	—	.09	.09
Home equity and second mortgages	1.67	1.59	1.64	1.75	1.72
Other	1.19	1.11	1.16	1.33	1.45
Total other retail	1.25	1.16	1.23	1.37	1.43

Total net charge-offs, excluding covered loans	1.28	1.42	1.63	1.81	2.09

Covered loans	.05	.08	.12	.05	.06

Total net charge-offs	1.19	1.31	1.51	1.65	1.90

Delinquent loan ratios—90 days or more past due excluding nonperforming loans (c)
Commercial	.08	.08	.09	.12	.13
Commercial real estate	.04	.08	.01	.02	—
Residential mortgages	.98	1.03	1.13	1.33	1.63
Credit card	1.36	1.28	1.32	1.62	1.86
Other retail	.38	.36	.35	.41	.45
Total loans, excluding covered loans	.43	.43	.44	.52	.61
Covered loans	6.15	5.14	5.66	5.83	6.04
Total loans	.84	.78	.87	.99	1.11

Delinquent loan ratios—90 days or more past due including nonperforming loans (c)
Commercial	.63	.79	.86	1.12	1.37
Commercial real estate	2.55	3.51	3.85	4.17	3.73
Residential mortgages	2.73	2.88	3.16	3.45	3.70
Credit card	2.65	2.81	2.91	3.23	3.22
Other retail	.52	.50	.51	.56	.58
Total loans, excluding covered loans	1.54	1.79	1.94	2.17	2.19
Covered loans	12.42	11.70	12.01	12.51	12.94
Total loans	2.30	2.53	2.77	3.07	3.17

(a)	Annualized and calculated on average loan balances
(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 4.88 percent for the fourth quarter of 2011, 4.54 percent for the third quarter of 2011, 5.62 percent for the second quarter of 2011, 6.45 percent for the first quarter of 2011 and 7.21 percent for the fourth quarter of 2010.
(c)	Ratios are expressed as a percent of ending loan balances.

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

ASSET QUALITY					Table 10
($ in millions)	Dec 31 2011	Sep 30 2011	Jun 30 2011	Mar 31 2011	Dec 31 2010
Nonperforming loans
Commercial	$280	$342	$349	$439	$519
Lease financing	32	40	43	54	78

Total commercial	312	382	392	493	597
Commercial mortgages	354	600	650	635	545
Construction and development	545	620	714	835	748

Total commercial real estate	899	1,220	1,364	1,470	1,293
Residential mortgages	650	650	671	685	636
Credit card	224	250	256	255	228
Other retail	67	66	73	75	65

Total nonperforming loans, excluding covered loans	2,152	2,568	2,756	2,978	2,819
Covered loans	926	1,010	1,041	1,151	1,244

Total nonperforming loans	3,078	3,578	3,797	4,129	4,063
Other real estate (a)	404	452	489	480	511
Covered other real estate (a)	274	293	348	390	453
Other nonperforming assets	18	16	17	21	21

Total nonperforming assets (b)	$3,774	$4,339	$4,651	$5,020	$5,048

Total nonperforming assets, excluding covered assets	$2,574	$3,036	$3,262	$3,479	$3,351

Accruing loans 90 days or more past due, excluding covered loans	$843	$814	$804	$949	$1,094

Accruing loans 90 days or more past due	$1,753	$1,606	$1,732	$1,954	$2,184

Performing restructured loans, excluding GNMA and covered loans	$3,365	$3,095	$2,532	$2,431	$2,207

Performing restructured GNMA and covered loans (c)	$1,509	$1,025

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.32	1.60	1.77	1.92	1.87
Nonperforming assets to loans plus ORE (%)	1.79	2.11	2.32	2.52	2.55

(a)	Includes equity investments in entities whose only asset is other real estate owned
(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
(c)	Prior to new accounting guidance in the third quarter of 2011 restructured covered loans and loans purchased from Government National Mortgage Association (“GNMA”) mortgage pools, whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs, were not included in restructured loans

Nonperforming assets at December 31, 2011, totaled $3,774 million, compared with $4,339 million at September 30, 2011, and $5,048 million at December 31, 2010. Total nonperforming assets at December 31, 2011, included $1,200 million of assets covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company. The ratio of nonperforming assets to loans and other real estate was 1.79 percent (1.32 percent excluding covered assets) at December 31, 2011, compared

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

with 2.11 percent (1.60 percent excluding covered assets) at September 30, 2011, and 2.55 percent (1.87 percent excluding covered assets) at December 31, 2010. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the construction and development nonperforming portfolios, as well as by improvement in other commercial and commercial mortgage portfolios.

Accruing loans 90 days or more past due were $1,753 million ($843 million excluding covered loans) at December 31, 2011, compared with $1,606 million ($814 million excluding covered loans) at September 30, 2011, and $2,184 million ($1,094 million excluding covered loans) at December 31, 2010. Performing restructured loans, excluding GNMA and covered loans, increased $270 million compared with September 30, 2011, and $1,158 million compared with December 31, 2010, as the Company now includes residential mortgage loans under trial modification and due to the impact of new accounting guidance adopted in the third quarter of 2011.

CAPITAL POSITION					Table 11
($ in millions)	Dec 31 2011	Sep 30 2011	Jun 30 2011	Mar 31 2011	Dec 31 2010
Total U.S. Bancorp shareholders’ equity	$33,978	$33,230	$32,452	$30,507	$29,519
Tier 1 capital	29,173	28,081	27,795	26,821	25,947
Total risk-based capital	36,067	35,369	35,109	34,198	33,033

Tier 1 capital ratio	10.8%	10.8%	11.0%	10.8%	10.5%
Total risk-based capital ratio	13.3	13.5	13.9	13.8	13.3
Leverage ratio	9.1	9.0	9.2	9.0	9.1
Tier 1 common equity ratio	8.6	8.5	8.4	8.2	7.8
Tangible common equity ratio	6.6	6.6	6.5	6.3	6.0
Tangible common equity as a percent of risk-weighted assets	8.1	8.1	8.0	7.6	7.2

Total U.S. Bancorp shareholders’ equity was $34.0 billion at December 31, 2011, compared with $33.2 billion at September 30, 2011, and $29.5 billion at December 31, 2010. During the fourth quarter of 2011, the Company repurchased approximately 6 million shares of common stock under a 50 million share repurchase authorization announced March 18, 2011. The Tier 1 capital ratio was 10.8 percent at December 31, 2011, and at September 30, 2011, compared with 10.5 percent at December 31, 2010. The Tier 1 common equity ratio was 8.6 percent at December 31, 2011, compared with 8.5 percent at September 30, 2011, and 7.8 percent at December 31, 2010. The tangible common equity ratio was 6.6 percent at

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

December 31, 2011, and at September 30, 2011, compared with 6.0 percent at December 31, 2010. All regulatory ratios continue to be in excess of “well-capitalized” requirements. Additionally, the Tier 1 common equity ratio under anticipated Basel III guidelines was 8.2 percent at December 31, 2011, and at September 30, 2011, compared with 7.3 percent at December 31, 2010.

COMMON SHARES					Table 12
(Millions)	4Q 2011	3Q 2011	2Q 2011	1Q 2011	4Q 2010
Beginning shares outstanding	1,913	1,925	1,927	1,921	1,918
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	3	1	—	7	3
Shares repurchased	(6)	(13)	(2)	(1)	—

Ending shares outstanding	1,910	1,913	1,925	1,927	1,921

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13

($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			4Q 2011
Business Line	4Q 2011	3Q 2011	4Q 2010	4Q11 vs 3Q11	4Q11 vs 4Q10	Full Year 2011	Full Year 2010	Percent Change	Earnings Composition
Wholesale Banking and
Commercial Real Estate	$272	$302	$159	(9.9)	71.1	$1,045	$413	nm	20%
Consumer and Small Business
Banking	274	231	146	18.6	87.7	842	694	21.3	20
Wealth Management and
Securities Services	41	43	55	(4.7)	(25.5)	184	223	(17.5)	3
Payment Services	321	355	264	(9.6)	21.6	1,328	776	71.1	24
Treasury and Corporate Support	442	342	350	29.2	26.3	1,473	1,211	21.6	33

Consolidated Company	$1,350	$1,273	$974	6.0	38.6	$4,872	$3,317	46.9	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2011, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $272 million of the Company’s net income in the fourth quarter of 2011, compared with $159 million in the fourth quarter of 2010 and $302 million in the third quarter of 2011. Wholesale Banking and Commercial Real Estate’s net income increased $113 million (71.1 percent) over the same quarter of 2010, primarily due to a lower provision for credit losses and lower total noninterest expense. Net interest income increased $11 million (2.1 percent) year-over-year, primarily due to higher average loan and deposit balances, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income decreased $14 million (4.7 percent), mainly due to lower commercial products revenue, principally syndication fees and foreign exchange revenue. In addition, other revenue decreased primarily as a result of lower investment grade bond trading revenue. Total noninterest expense decreased $22 million (6.3 percent) from a year ago, largely due to lower litigation costs. The provision for credit losses was $159 million (70.0 percent) lower year-over-year, principally due to lower net charge-offs.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the fourth quarter of 2011 was $30 million (9.9 percent) lower than the third quarter of 2011. This decline was principally due to a reduction in total net revenue of $38 million (4.4 percent). Net interest income decreased $7 million (1.3 percent) on a linked quarter basis as a result of lower loan rates and loan fees, partially offset by higher average loan balances. Total noninterest income decreased by $31 million (9.7 percent), due to lower commercial products revenue, principally syndication fees, and lower equity investment and investment

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

grade bond trading revenue. Total noninterest expense increased by $7 million (2.2 percent), largely due to higher FDIC deposit insurance expense and costs related to other real estate owned, partially offset by lower compensation and employee benefits expense. The provision for credit losses increased $3 million (4.6 percent) on a linked quarter basis, due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $274 million of the Company’s net income in the fourth quarter of 2011, a $128 million (87.7 percent) increase over the fourth quarter of 2010, and a $43 million (18.6 percent) increase over the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a $145 million increase in its contribution over the same quarter of last year. The increase in the retail banking division’s contribution over the same period of 2010 was principally due to higher total net revenue and a lower provision for credit losses, partially offset by higher total noninterest expense. Retail banking’s total net revenue was 6.5 percent higher than the fourth quarter of 2010. Net interest income increased 3.3 percent, primarily due to higher loan and deposit volumes and higher loan fees, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income for the retail banking division increased 14.7 percent over a year ago due to an increase in deposit service charges, reflecting product redesign initiatives, as well as higher transaction volume and account growth, and an increase in ATM processing services revenue. In addition, other income increased year-over-year due to higher retail lease residual revenue. Total noninterest expense for the retail banking division in the fourth quarter of 2011 was 4.4 percent higher year-over-year, principally due to higher compensation and employee benefits expense and higher net occupancy and equipment expense related to business initiatives, partially offset by lower other intangibles expense. The provision for credit losses for the retail banking division decreased 43.2 percent on a year-over-year basis due to lower net charge-offs and a reduction in the reserve allocation. The contribution of the mortgage banking division decreased 10.6 percent from the fourth quarter of 2010, principally due to higher total noninterest expense and provision for credit losses, partially offset by an increase in total net revenue. The division’s 7.9 percent increase in total net revenue was driven by a 19.3 percent increase in total noninterest income due to higher mortgage origination and sales revenue, partially

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

offset by lower net interest income (8.1 percent) due to a decrease in average loans held-for-sale. Total noninterest expense was 32.5 percent higher, principally driven by mortgage servicing-related professional services projects. The provision for credit losses increased 34.1 percent largely due to a change in the reserve allocation.

Consumer and Small Business Banking’s contribution in the fourth quarter of 2011 was $43 million (18.6 percent) higher than the third quarter of 2011 due to higher total net revenue and a reduction in the provision for credit losses, partially offset by higher total noninterest expense. Within Consumer and Small Business Banking, the retail banking division’s contribution increased 8.3 percent on a linked quarter basis. Total net revenue for the retail banking division was relatively flat, as an increase in net interest income of .6 percent was offset by a 1.8 percent decrease in total noninterest income, primarily as a result of lower deposit services charges, reflecting seasonality and lower transaction volumes. Total noninterest expense for the retail banking division was 2.5 percent higher than the third quarter of 2011, principally due to an increase in compensation and employee benefits expense and higher FDIC deposit insurance expense. The provision for credit losses for the division decreased 15.0 percent due to lower net charge-offs and a reduction in the reserve allocation. The contribution of the mortgage banking division increased 30.0 percent over the third quarter of 2011 due to higher total net revenue, partially offset by increases in total noninterest expense and the provision for credit losses. Total net revenue increased 20.6 percent due to an 18.8 percent increase in net interest income, the result of higher average loans held-for-sale. In addition, total noninterest income increased 21.7 percent, driven by increased revenue from mortgage origination and sales. Total noninterest expense increased 15.6 percent due to higher compensation and employee benefits expense and mortgage servicing-related professional services projects. The mortgage banking division’s provision for credit losses increased 5.8 percent on a linked quarter basis and was related to an increase in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $41 million of the Company’s net income in the fourth quarter of 2011, a 25.5 percent decrease from the fourth quarter of 2010, and a 4.7 percent decrease from the third quarter of 2011. The decrease in the business line’s contribution, compared with the same quarter of 2010, was due to lower total net revenue, higher total

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

noninterest expense and an increase in the provision for credit losses. Total net revenue decreased by $4 million (1.1 percent) year-over-year. Net interest income was higher by $21 million (26.9 percent), primarily due to higher average deposit balances, including the impact of the securitization trust administration acquisition. However, total noninterest income decreased by $25 million (8.9 percent) from the fourth quarter of 2010. Trust and investment management fees declined, primarily due to the December 31, 2010, sale of the long-term asset management business to Nuveen Investments, partially offset by the purchase of the securitization trust administration business, as well as money market investment fee waivers. Total noninterest expense increased by $15 million (5.5 percent) due to higher compensation and employee benefits expense, net shared services expense and the impact of the securitization trust administration acquisition, partially offset by a reduction in other intangibles expense and expenses related to the sale to Nuveen Investments. The provision for credit losses was higher due to an increase in the reserve allocation.

The business line’s contribution in the fourth quarter of 2011 was $2 million (4.7 percent) lower than the prior quarter. Total net revenue increased $12 million (3.5 percent) due to a $9 million (10.0 percent) increase in net interest income, driven by the impact of higher average deposit balances, and a $3 million (1.2 percent) increase in total noninterest income, principally due to higher syndication fees in commercial products revenue. Total noninterest expense increased $11 million (4.0 percent) over the prior quarter, largely due to higher compensation and FDIC deposit insurance expense. The provision for credit losses was $4 million higher than the prior quarter due to an increase in the reserve allocation.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $321 million of the Company’s net income in the fourth quarter of 2011, an increase of $57 million (21.6 percent) over the same period of 2010, and a decrease of $34 million (9.6 percent) from the prior quarter. The increase year-over-year was primarily due to a lower provision for credit losses and higher total net revenue. Total net revenue increased $19 million (1.7 percent) year-over-year. Net interest income increased $33 million (10.1 percent) due to higher loan yields and loan fees. Total noninterest income decreased $14 million (1.7 percent) year-over-year, as an increase in merchant processing revenue, primarily due to increased volume, new business initiatives including new fees for required tax reporting, legislative-mitigation efforts and the reversal of an accrual for a revenue sharing agreement termination, was more than offset by a decline in credit and debit card revenue due to the impact of legislative-related changes to debit card interchange fees. Total noninterest expense remained relatively flat compared with the fourth

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

quarter of 2010, as an increase in compensation and employee benefits expense was offset by lower other intangibles expense. The provision for credit losses decreased $75 million (36.4 percent) due to lower net charge-offs, partially offset by a small increase in the reserve allocation.

Payment Services’ contribution in the fourth quarter of 2011 was $34 million (9.6 percent) lower than the third quarter of 2011, driven by lower total net revenue and higher total noninterest expense and provision for credit losses. Total net revenue was lower by $30 million (2.5 percent) than the third quarter of 2011, as a $25 million (7.5 percent) increase in net interest income, driven by seasonally lower cost of rebates on the government card program, was more than offset by a $55 million (6.4 percent) reduction in total noninterest income. The decline in total noninterest income was driven by seasonally lower transaction volumes in corporate payment products and lower credit and debit card revenue, the result of legislative-related reductions in debit card interchange fees. Partially offsetting these unfavorable variances was an increase in merchant processing revenue. Total noninterest expense increased $15 million (3.1 percent) on a linked quarter basis, principally due to higher professional services expense and seasonally higher prepaid card supplies expense. The provision for credit losses increased $7 million (5.6 percent) due to an increase in net charge-offs, partially offset by a favorable change in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $442 million in the fourth quarter of 2011, compared with net income of $350 million in the fourth quarter of 2010 and net income of $342 million in the third quarter of 2011. Net interest income increased $92 million (23.1 percent) over the fourth quarter of 2010, reflecting the planned growth in the investment securities portfolio, as well as the impact of wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased by $155 million (87.6 percent) year-over-year, principally due to the merchant settlement gain, partially offset by the impact of the fourth quarter of 2010 Nuveen gain. Total noninterest expense increased $129 million (56.8 percent) due to the accrual for mortgage servicing matters and increased compensation and employee benefits expense, partially offset by lower costs related to insurance and litigation.

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

Net income in the fourth quarter of 2011 was $100 million (29.2 percent) higher on a linked quarter basis, principally due to an increase in total net revenue, partially offset by higher total noninterest expense. Total net revenue was higher than the third quarter of 2011 by $285 million (53.0 percent), principally as a result of the merchant settlement gain and the Visa gain. A $135 million (61.1 percent) increase in total noninterest expense over the third quarter of 2011 was primarily driven by the accrual for mortgage servicing matters.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

On Wednesday, January 18, 2012, at 8:00 a.m. (CST) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 38163346. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, January 18th, and will run through Wednesday, January 25th, at 11:00 p.m. (CST). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 38163346. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank”. The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $340 billion in assets as of December 31, 2011, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,085 banking offices in 25 states and 5,053 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-Regulatory Capital Ratios

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using anticipated Basel III definition, and

•	Tangible common equity to risk-weighted assets using Basel I definition.

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U.S. Bancorp Reports Fourth Quarter 2011 Results

January 18, 2012

These non-regulatory capital ratios are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these ratios allows readers to compare the Company’s capitalization to other financial services companies. These ratios differ from capital ratios defined by banking regulators principally in that the numerator excludes preferred securities, the nature and extent of which varies among different financial services companies. These ratios are not defined in Generally Accepted Accounting Principals (“GAAP”) or federal banking regulations. As a result, these non-regulatory capital ratios disclosed by the Company may be considered non-GAAP financial measures.

Because there are no standardized definitions for these non-regulatory capital ratios, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these measures.

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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
Interest Income
Loans	$2,634	$2,565	$10,370	$10,145
Loans held for sale	61	84	200	246
Investment securities	463	397	1,820	1,601
Other interest income	62	47	249	166

Total interest income	3,220	3,093	12,639	12,158
Interest Expense
Deposits	194	232	840	928
Short-term borrowings	124	134	531	548
Long-term debt	285	281	1,145	1,103

Total interest expense	603	647	2,516	2,579

Net interest income	2,617	2,446	10,123	9,579
Provision for credit losses	497	912	2,343	4,356

Net interest income after provision for credit losses	2,120	1,534	7,780	5,223
Noninterest Income
Credit and debit card revenue	231	293	1,073	1,091
Corporate payment products revenue	171	173	734	710
Merchant processing services	378	323	1,355	1,253
ATM processing services	111	105	452	423
Trust and investment management fees	245	282	1,000	1,080
Deposit service charges	171	144	659	710
Treasury management fees	133	134	551	555
Commercial products revenue	220	208	841	771
Mortgage banking revenue	303	250	986	1,003
Investment products fees and commissions	31	29	129	111
Securities gains (losses), net	(9)	(14)	(31)	(78)
Other	446	295	1,011	731

Total noninterest income	2,431	2,222	8,760	8,360
Noninterest Expense
Compensation	1,057	999	4,041	3,779
Employee benefits	202	171	845	694
Net occupancy and equipment	249	237	999	919
Professional services	131	97	383	306
Marketing and business development	112	106	369	360
Technology and communications	195	187	758	744
Postage, printing and supplies	77	78	303	301
Other intangibles	74	89	299	367
Other	599	521	1,914	1,913

Total noninterest expense	2,696	2,485	9,911	9,383

Income before income taxes	1,855	1,271	6,629	4,200
Applicable income taxes	527	315	1,841	935

Net income	1,328	956	4,788	3,265
Net (income) loss attributable to noncontrolling interests	22	18	84	52

Net income attributable to U.S. Bancorp	$1,350	$974	$4,872	$3,317

Net income applicable to U.S. Bancorp common shareholders	$1,314	$951	$4,721	$3,332

Earnings per common share	$.69	$.50	$2.47	$1.74
Diluted earnings per common share	$.69	$.49	$2.46	$1.73
Dividends declared per common share	$.125	$.050	$.500	$.200
Average common shares outstanding	1,904	1,914	1,914	1,912
Average diluted common shares outstanding	1,911	1,922	1,923	1,921

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	December 31, 2011	December 31, 2010
Assets
Cash and due from banks	$13,962	$14,487
Investment securities
Held-to-maturity	18,877	1,469
Available-for-sale	51,937	51,509
Loans held for sale	7,156	8,371
Loans
Commercial	56,648	48,398
Commercial real estate	35,851	34,695
Residential mortgages	37,082	30,732
Credit card	17,360	16,803
Other retail	48,107	48,391

Total loans, excluding covered loans	195,048	179,019
Covered loans	14,787	18,042

Total loans	209,835	197,061
Less allowance for loan losses	(4,753)	(5,310)

Net loans	205,082	191,751
Premises and equipment	2,657	2,487
Goodwill	8,927	8,954
Other intangible assets	2,736	3,213
Other assets	28,788	25,545

Total assets	$340,122	$307,786

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$68,579	$45,314
Interest-bearing	134,757	129,381
Time deposits greater than $100,000	27,549	29,557

Total deposits	230,885	204,252
Short-term borrowings	30,468	32,557
Long-term debt	31,953	31,537
Other liabilities	11,845	9,118

Total liabilities	305,151	277,464
Shareholders’ equity
Preferred stock	2,606	1,930
Common stock	21	21
Capital surplus	8,238	8,294
Retained earnings	30,785	27,005
Less treasury stock	(6,472)	(6,262)
Accumulated other comprehensive income (loss)	(1,200)	(1,469)

Total U.S. Bancorp shareholders’ equity	33,978	29,519
Noncontrolling interests	993	803

Total equity	34,971	30,322

Total liabilities and equity	$340,122	$307,786

U.S. Bancorp

Non-Regulatory Capital Ratios

(Dollars in Millions, Unaudited)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Total equity	$34,971	$34,210	$33,341	$31,335	$30,322
Preferred stock	(2,606)	(2,606)	(2,606)	(1,930)	(1,930)
Noncontrolling interests	(993)	(980)	(889)	(828)	(803)
Goodwill (net of deferred tax liability)	(8,239)	(8,265)	(8,300)	(8,317)	(8,337)
Intangible assets, other than mortgage servicing rights	(1,217)	(1,209)	(1,277)	(1,342)	(1,376)

Tangible common equity (a)	21,916	21,150	20,269	18,918	17,876

Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	29,173	28,081	27,795	26,821	25,947
Trust preferred securities	(2,675)	(2,675)	(3,267)	(3,949)	(3,949)
Preferred stock	(2,606)	(2,606)	(2,606)	(1,930)	(1,930)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(687)	(695)	(695)	(694)	(692)

Tier 1 common equity using Basel I definition (b)	23,205	22,105	21,227	20,248	19,376

Tier 1 capital, determined in accordance with prescribed regulatory requirements using anticipated Basel III definition	25,639	24,902	23,931	21,855	20,854
Preferred stock	(2,606)	(2,606)	(2,606)	(1,930)	(1,930)
Noncontrolling interests of real estate investment trusts	(667)	(667)	(667)	(667)	(667)

Tier 1 common equity using anticipated Basel III definition (c)	22,366	21,629	20,658	19,258	18,257

Total assets	340,122	330,141	320,874	311,462	307,786
Goodwill (net of deferred tax liability)	(8,239)	(8,265)	(8,300)	(8,317)	(8,337)
Intangible assets, other than mortgage servicing rights	(1,217)	(1,209)	(1,277)	(1,342)	(1,376)

Tangible assets (d)	330,666	320,667	311,297	301,803	298,073

Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (e)	271,333 *	261,115	252,882	247,486	247,619

Risk-weighted assets using anticipated Basel III definition (f)	274,351 *	264,103	256,205	250,931	251,704

Ratios *
Tangible common equity to tangible assets (a)/(d)	6.6%	6.6%	6.5%	6.3%	6.0%
Tier 1 common equity to risk-weighted assets using
Basel I definition (b)/(e)	8.6	8.5	8.4	8.2	7.8
Tier 1 common equity to risk-weighted assets using anticipated Basel III definition (c)/(f)	8.2	8.2	8.1	7.7	7.3
Tangible common equity to risk-weighted assets (a)/(e)	8.1	8.1	8.0	7.6	7.2

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

Note: Anticipated Basel III definitions reflect adjustments for changes to the related elements as proposed in December 2010 by regulatory authorities.